EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 5, 2006 (January 4, 2007 as to the effect of the restatement discussed in Note 15, and April 19, 2007 as to the effect of the reverse stock split discussed in Note 16) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 15) related to the consolidated financial statements of Pharmasset, Inc. and subsidiary as of and for the nine months ended September 30, 2005 and for the year ended December 31, 2004, appearing in Registration Statement No. 333-133907 on Form S-1, first filed on May 8, 2006, as subsequently amended on January 17, 2007, March 2, 2007, March 22, 2007, April 6, 2007, April 24, 2007 and April 26, 2007.

/s/ Deloitte & Touche LLP Parsippany, New Jersey April 30, 2007